Exhibit 99.1

Body Central Corp. Announces Third Quarter 2010 Financial Results

Jacksonville, FL - November 18, 2010 - Body Central Corp. (Nasdaq: BODY) today announced financial results for the third quarter and year-to-date 2010.

Highlights for the third quarter ended October 2, 2010:

•                  Net revenues for the quarter increased 26.9% to $56.9 million, compared to $44.9 million for the third quarter of 2009.

•                  Store sales rose 31.0% to $50.3 million driven by a comparable-store sales increase of 17.6% and net store unit growth of 14.0%.

•                  Operating margin increased to 5.2% of net revenues from 3.0% of net revenues for the same period last year.

•                  Net income was $1.3 million, or $0.11 per diluted share based on 12.6 million weighted average shares outstanding as compared to net income of $0.3 million or $0.02 per diluted share based on 12.2 million weighted average shares outstanding for the third quarter of 2009.

•                  The Company opened five new stores during the third quarter and operated 204 stores as of October 2, 2010.

Highlights for the thirty-nine weeks ended October 2, 2010:

•                  Net revenues increased 21.0% to $176.3 million from $145.6 million for the same period a year ago.

•                  Store sales rose 25.4% to $149.0 million and comparable-store sales increased 14.8% from the same period in 2009.

•                  Operating margin increased to 7.8% of net revenues from 3.4% of net revenues for the same prior last year.

•                  Diluted earnings per share were $0.57 on net income of $7.1 million compared to diluted earnings per share of $0.11 on net income of $1.3 million for the comparable period in 2009.

Allen Weinstein, Body Central’s President and CEO, stated: “We delivered solid results in the third quarter with net revenue growth of nearly 27% and operating margin expansion of 220 basis points. By the end of the third quarter we opened 22 new stores and closed three. New stores are performing above plan.  We remain focused on offering on-trend fashion at value prices, executing our multi-channel strategy, building the Body Central brand, and delivering increased sales and profitability to our shareholders.”

Balance Sheet highlights as of October 2, 2010:

Cash and cash equivalents were $5.8 million at the end of the third quarter compared to $706,000 at the end of the third quarter in the prior year.

Inventories at the end of the third quarter were $17.2 million compared to $16.2 million at the end of the third quarter of 2009. Average store inventories were down 3.5% versus a year ago.

Total long-term debt was $31.5 million versus $40.5 million at the end of the third quarter of 2009. These amounts do not reflect the use of net proceeds from the Company’s IPO to repay this debt in the fourth quarter.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, November 18, 2010, at 4:30 PM Eastern Time.  The conference call will also be webcast live at www.bodyc.com. To access the replay of this call, please dial 877-870-5176 and enter pin number 5744545.  The replay is available until December 2, 2010.  A replay of this call will also be available on the Investor Relations section of the Company’s website, www.bodyc.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central Corp.

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of October 2, 2010, the Company operated 204 specialty apparel stores in 23 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT:

ICR, Inc.

Investor Relations for Body Central Corp.

Jean Fontana/Joseph Teklits

203-682-8200

Jean.fontana@icrinc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding delivery of trend-right merchandise, the performance of (new) stores and delivery of sales and profitability, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) failure to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) failure of our new stores or existing stores to achieve sales and operating levels consistent with our expectations; (6) the success of the malls and shopping centers in which our stores are located; (7) our dependence on a strong brand image; (8) failure of our direct business to grow consistent with our growth strategy; (9) failure of our information technology systems to support our current and growing business, before and after our planned upgrades; (10) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (11) our dependence upon key executive management or our inability to  hire or retain additional personnel;  (12) disruptions in our supply chain and distribution facility; (13) our indebtedness and lease obligations; (14) our reliance upon independent third-party transportation providers for all of our product shipments; (15) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (16) the seasonality of our business; (17) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (18) the impact of governmental laws and regulations and the outcomes of legal proceedings; (19) restrictions imposed by our indebtedness on our current and future operations; (20) our failure to maintain effective internal controls; and (21) our inability to protect our trademarks or other intellectual property rights.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Registration Statement on Form S-1 (File No. 333-168014), as amended, quarterly reports on Form 10-Q, and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
	(in thousands, except share and per share data)

Net revenues	$56,943	$44,860	$176,288	$145,647
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	38,768	31,225	118,358	103,678
Gross profit	18,175	13,635	57,930	41,969
Selling, general and administrative expenses	14,004	11,062	40,621	33,550
Depreciation and amortization	1,238	1,206	3,510	3,518
Income from operations	2,933	1,367	13,799	4,901
Interest expense, net of interest income	794	965	2,581	2,985
Other income, net of other expense	(49)	(49)	(105)	(157)
Income before income taxes	2,188	451	11,323	2,073
Provision for income taxes	845	167	4,260	769
Net income	$1,343	$284	$7,063	$1,304

Net income per common share:
Basic	$6.43	$1.22	$34.20	$5.86
Diluted	$0.11	$0.02	$0.57	$0.11

Weighted-average common shares outstanding:
Basic	203,235	203,235	203,235	203,235
Diluted	12,582,920	12,157,590	12,447,417	12,157,590

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	October 2,	January 2,	October 3,
	2010	2010	2009
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$5,823	$7,226	$706
Accounts receivable, net of allowance for doubtful accounts	842	910	883
Inventories	17,180	12,898	16,248
Prepaid expenses and other current assets	4,287	3,814	3,845
Total current assets	28,132	24,848	21,682
Property and equipment, net of accumulated depreciation and amortization	17,367	14,912	14,085
Goodwill	21,508	21,508	21,508
Intangible assets, net of accumulated amortization	17,275	17,824	18,007
Other assets	116	117	245
Total assets	$84,398	$79,209	$75,527

Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$11,618	$9,078	$8,424
Accrued expenses and other current liabilities	11,731	12,487	10,770
Current portion of long-term debt	6,000	5,250	6,000
Total current liabilities	29,349	26,815	25,194
Other liabilities	5,883	4,361	4,330
Deferred tax liability, long-term	3,083	1,886	—
Long-term debt, less current portion	25,518	33,000	34,500
Total liabilities	63,833	66,062	64,024
Commitments and contingencies
Redeemable Preferred Stock	50,151	50,038	50,001
Stockholders’ deficit	(29,586)	(36,891)	(38,498)
Total liabilities, redeemable preferred stock and stockholders’ deficit	$84,398	$79,209	$75,527

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Thirty-Nine Weeks Ended
	October 2,	October 3,
	2010	2009
	(in thousands)
Cash flows from operating activities
Net income	$7,063	$1,304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,510	3,518
Deferred income taxes	1,197	(159)
Other non-cash charges	(361)	(723)
Changes in assets and liabilities:
Accounts receivable	106	43
Income taxes	(500)	1,192
Inventories	(4,282)	(1,636)
Prepaid expenses and other current assets	(481)	(516)
Other assets	5	(75)
Accounts payable and accrued expenses	2,254	(2,534)
Other liabilities	2,312	1,765
Net cash provided by operating activities	10,823	2,179
Cash flows from investing activities
Purchases of property and equipment	(5,494)	(2,725)
Net cash used in investing activities	(5,494)	(2,725)
Cash flows from financing activities
Principal payments on long-term debt	(6,732)	(2,750)
Net cash used in financing activities	(6,732)	(2,750)
Net decrease in cash and cash equivalents	(1,403)	(3,296)
Cash and cash equivalents
Beginning of year	7,226	4,002
End of period	$5,823	$706